EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Comtech Group, Inc. on Amendment No. 1 to Form S-1 of our report dated March 28, 2005, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi into United States dollars for the convenience of the readers, relating to the consolidated financial statements of Comtech Group, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Summary consolidated financial data”, “Selected consolidated financial data” and “Experts” in such Prospectus.

/s/  Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

May 27, 2005